Exhibit 99.01

World-renowned Neuro-oncologist Santosh Kesari, MD, PhD joins
GenSpera’s Scientific Advisory Board

SAN ANTONIO (October 29, 2015) – GenSpera, Inc. (OTC/QB: GNSZ), a San Antonio-based biotech company that develops innovative prodrug therapeutics for the treatment of cancer, announces that Santosh Kesari, MD, PhD, a board-certified neurologist and neuro-oncologist and a recognized leader in these fields, has joined the company’s Scientific Advisory Board.

Dr. Kesari is Chair of the Department of Translational Neuro-Oncology and Neurotherapeutics at the John Wayne Cancer Institute and Director of Neuro-Oncology at Providence Saint John’s Health Center. An internationally recognized scientist and clinician, Dr. Kesari is ranked in the top 1% of neuro-oncologists and neurologists in the United States by Castle Connolly Medical Ltd.

“Because of my long-standing interest in finding novel treatments to help patients suffering from brain tumors, I’m delighted to join GenSpera’s Scientific Advisory Board. The Phase 2 trial with GenSpera’s lead drug candidate, mipsagargin, has yielded promising interim data and I look forward to further building on this groundbreaking clinical work in brain cancer,” said Dr. Kesari.

“Dr. Kesari brings a wealth of knowledge and clinical experience to GenSpera that will be highly useful in advancing the development of mipsagargin,” said Craig Dionne, PhD, GenSpera's President and CEO. “We seek the best medical and scientific counsel as we develop innovative therapies for cancer patients, and we are honored that Dr. Kesari has agreed to join our team. He has direct experience and familiarity with mipsagargin and our unique prodrug technology platform, and we are excited about his contributions to our drug development programs.”

Dr. Kesari graduated from University of Pennsylvania’s School of Arts and Sciences in 1992 and received a PhD in molecular biology and an MD from the University of Pennsylvania’s School of Medicine. He completed his residency in neurology at the Massachusetts General Hospital, Brigham and Women’s Hospital and Harvard Medical School, and his neuro-oncology fellowship at the Dana-Farber Cancer Institute in Boston. He was an assistant professor of neurology at Harvard Medical School, Dana-Farber Cancer Institute and Brigham and Women’s Hospital and later professor of neurosciences at the University of California, San Diego. He is on the advisory boards of the American Brain Tumor Association, the San Diego Brain Tumor Foundation, Chris Elliott Fund, Nicolas Conor Institute, Voices against Brain Cancer and the Philippine Brain Tumor Alliance.

About GenSpera

GenSpera, Inc., is a clinical stage oncology drug discovery and development company. Its lead drug candidate, mipsagargin, demonstrated positive data in a Phase 2 clinical trial in hepatocellular carcinoma (liver cancer) patients and has demonstrated highly encouraging interim data in an ongoing Phase 2 trial for glioblastoma multiforme (brain cancer). GenSpera's technology platform combines a powerful, plant-derived cytotoxin, thapsigargin, with a patented prodrug delivery system for the targeted release of drug candidates within solid tumors without the side-effect profile of traditional chemotherapeutic agents. Mipsagargin was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma.

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera's proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

Investor Contacts:

LHA

Jody Cain, jcain@lhai.com

Sal Diaz, sdiaz@lhai.com

310-691-7100